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JOHN HANCOCK FINANCIAL SERVICES                              [JOHN HANCOCK LOGO]
Thomas J. Loftus
Senior Counsel - Annuities
U.S. Wealth Management
601 Congress Street
Boston, MA 02210
(617) 663-3192
Fax: (617) 663-2197
E-Mail: tloftus@jhancock.com

August 22, 2011

Ladies and Gentlemen:

This opinion is written in reference to the flexible purchase payment deferred variable annuity contract ("Venture Opportunity A-Series Variable Annuity Contract") to be issued by John Hancock Life Insurance Company of New York, a New York corporation (the "Company") of which a Registration Statement on Form N-4 (the "Registration Statement") is filed under the Securities Act of 1933, as amended (the "Act").

As Counsel to the Company, I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of New York and is a validly existing corporation.

2. John Hancock Life Insurance Company of New York Separate Account A (the "Variable Account") is a separate account of the Company and is duly created and validly existing pursuant to Article 42, Section 4240 of the New York Insurance Laws.

3. The portion of the assets to be held in the Variable Account equal to the reserves and other liabilities under the Contracts is not chargeable with liabilities arising out of any other business the Company may conduct.

4. The Contracts, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


Very truly yours,

/s/ Thomas J. Loftus

Thomas J. Loftus
Senior Counsel - Annuities